Exhibit 99.1
Owens Corning Delivers Net Sales of $3.0 Billion; Generates Net
Earnings of $321 Million and Adjusted EBIT of $582 Million

TOLEDO, Ohio – November 6, 2024 – Owens Corning (NYSE: OC), a residential and commercial building products leader, today reported third-quarter 2024 results.

•Reported Net Sales of $3.0 Billion, a 23% Increase from Prior Year, with Newly Acquired Doors Business Contributing $573 Million in Revenue

•Generated Net Earnings Margin of 11%, Adjusted EBIT Margin of 19%, and Adjusted EBITDA Margin of 25%

•Delivered Diluted EPS of $3.65 and Adjusted Diluted EPS of $4.38

•Produced Operating Cash Flow of $699 Million and Free Cash Flow of $558 Million

•Returned $252 Million to Shareholders through Dividends and Share Repurchases

"Our third-quarter results demonstrate the impact of the strategic choices and structural improvements we have made to strengthen Owens Corning and build a company that continues to deliver strong free cash flow and sustainably higher margins despite a challenging market environment. The strong execution of our team, combined with the key initiatives and investments we are undertaking, is accelerating our growth, strengthening our earnings power, and reshaping the company,” said Chair and Chief Executive Officer Brian Chambers. “As we finish 2024, we remain focused on sustaining our strong financial performance while executing our strategic agenda to sharpen our product and geographic focus where we can create unique value for our customers and shareholders."

Enterprise Performance

($ in millions, except per share amounts)	Third-Quarter				Nine Months
	2024	2023	Change		2024	2023	Change
Net Sales	$3,046	$2,479	$567	23%	$8,135	$7,373	$762	10%
Net Earnings Attributable to OC	321	337	(16)	(5%)	905	1,065	(160)	(15%)
As a Percent of Net Sales	11%	14%	N/A	N/A	11%	14%	N/A	N/A
Adjusted EBIT	582	518	64	12%	1,608	1,413	195	14%
As a Percent of Net Sales	19%	21%	N/A	N/A	20%	19%	N/A	N/A
Adjusted EBITDA	766	644	122	19%	2,073	1,795	278	15%
As a Percent of Net Sales	25%	26%	N/A	N/A	25%	24%	N/A	N/A
Diluted EPS	3.65	3.71	(0.06)	(2%)	10.28	11.64	(1.36)	(12%)
Adjusted Diluted EPS	4.38	4.18	0.20	5%	12.60	11.20	1.40	13%
Operating Cash Flow	699	691	8	1%	1,216	1,021	195	19%
Free Cash Flow	558	581	(23)	(4%)	766	631	135	21%

Enterprise Strategy Highlights

•In the third quarter, Owens Corning maintained a high level of safety performance with a recordable incident rate (RIR) of 0.58. This excludes the Doors segment, which will be integrated into company safety reporting in 2025.

•Owens Corning is investing in the continued development of a flexible and cost-efficient U.S. fiberglass insulation network through the addition of a new line within its Kansas City, Kansas manufacturing facility. This insulation capacity, which is expected to come online in 2027, will incorporate advanced technology to produce both light and heavy density fiberglass products with an improved cost structure. The new line will also provide production flexibility to increase residential insulation capacity across the network.

•Owens Corning has entered into an agreement to sell its building materials business in China and Korea to a member of the business’s management team. The transaction includes six insulation manufacturing facilities in China and a roofing manufacturing facility in Korea and represents annual revenue of approximately $130 million. Not included are the company’s glass reinforcements plants in Asia Pacific, its coated wovens manufacturing plants in India, and its cellular glass plant in China. The decision to divest this business is consistent with the company's strategy to focus on North American and European building products.

•Owens Corning continues to progress in the exploration of strategic alternatives for its global glass reinforcements business to maximize value for shareholders. The company also continues to implement restructuring actions to drive cost efficiencies and optimization in the business.

Cash Returned to Shareholders

•The company returned $252 million to shareholders through dividends and share repurchases during the third quarter. The company paid a quarterly cash dividend of $52 million and repurchased 1.2 million shares of common stock for $200 million. At the end of the quarter, 6.9 million shares were available for repurchase under the current authorization.

"In the third quarter, we demonstrated the strong earnings power and cash generation potential of the enterprise. Our team delivered top and bottom-line growth as a result of best-in-class commercial and operational execution, and the addition of the Doors segment. We also executed a $200 million share repurchase program that delivered on our commitment to return significant cash to shareholders,” said Executive Vice President and Chief Financial Officer Todd Fister. “As we enter the fourth quarter, the enterprise is well positioned to deliver value. We have multiple paths to sustain our structurally improved EBITDA margins, deliver strong cash generation, and continue to return cash to shareholders."

Other Notable Highlights

•Owens Corning was recently recognized in the Top 10 of the 100 Best Corporate Citizens list for the seventh consecutive year. The list recognizes outstanding environmental, social, and governance performance and transparency among the largest publicly traded companies in the U.S. The company placed first within its industry category.

Third-Quarter Business Performance

•In the third quarter, the company grew earnings despite challenging market conditions across a number of its end markets.

•Roofing net sales of $1.1 billion were relatively flat compared with third-quarter 2023, as shingle volumes outperformed the U.S. asphalt shingle market, which was down slightly compared to prior year. Positive price, favorable mix, and shingle volume growth offset lower components sales from distributors resetting inventory in the channel and the exit of protective packaging. EBIT increased $16 million to $359 million, with 33% EBIT margin and 35% EBITDA margin, as a result of positive price, favorable mix, and favorable delivery.

•Insulation net sales increased 4% to $946 million compared with third-quarter 2023, primarily due to positive price realization in both North America residential and technical and global insulation. Volume growth in North America residential was largely offset by the volume impact of a weaker Europe macroeconomic environment. EBIT increased $33 million to $183 million, with 19% EBIT margin and 25% EBITDA margin, as strong commercial execution drove positive price realization on previously announced increases.

•Doors generated net sales of $573 million in its first full quarter as a reporting segment within Owens Corning. The market conditions remained challenging for this business, including decreased discretionary repair and remodel spend impacting demand and price. EBIT was $36 million, with 6% EBIT margin, which reflects the $22 million impact of purchase accounting. EBITDA was $89 million with 16% EBITDA margin.

•Composites net sales decreased 6% to $534 million compared with third-quarter 2023, primarily due to challenging markets and price declines in glass reinforcements. EBIT decreased $19 million to $61 million, with 11% EBIT margin and 20% EBITDA margin, as lower price in glass reinforcements and the impact of incremental costs associated with commissioning a new nonwovens line in Fort Smith, Arkansas was partially offset by favorable manufacturing performance.

Fourth-Quarter 2024 Outlook

•The key economic factors that impact the company’s business are U.S. residential repair and remodeling activity, U.S. housing starts, global commercial construction, and global industrial production.

•Owens Corning expects near-term demand to be impacted by ongoing challenging conditions in most markets and normalizing seasonality. In its North American building and construction markets, non-discretionary repair and remodeling activity is expected to be solid while discretionary repair and remodeling activity is expected to remain soft. Demand from single-family new construction is also expected to be down with the decline in lagged housing starts. Outside North America, macroeconomic trends and geopolitical tensions continue to result in slow global economic growth.

•For the fourth-quarter 2024, despite more challenging market conditions, the company expects to continue delivering strong results, reflecting structural changes to its portfolio and cost structure. It expects net sales growth around 20 percent, including overall revenue for the legacy business slightly below fourth-quarter 2023 plus the addition of revenue for the Doors segment. The enterprise is expected to generate mid-teens EBIT margin and EBITDA margin of approximately 20 percent.

Current 2024 financial outlook is presented below:

General Corporate Expenses	Approximately $250 million(1)
Interest Expense	$210 million to $220 million
Effective Tax Rate on Adjusted Earnings	24% to 26%
Capital Additions	Approximately $650 million
Depreciation and Amortization	Approximately $650 million

The above outlook excludes the impact of any acquisitions or divestitures not yet completed.
(1) Previously $255 million to $265 million

Third-Quarter 2024 Conference Call and Presentation
Wednesday, November 6, 2024
9 a.m. Eastern Time

All Callers
•Live dial-in telephone number: U.S. 1.833.470.1428; Canada 1.833.950.0062; and other international locations +1.404.975.4839.
•Entry number: 676145 (Please dial in 10-15 minutes before conference call start time)
•Live webcast: https://events.q4inc.com/attendee/255275100

Telephone and Webcast Replay

•Telephone replay will be available one hour after the end of the call through November 13, 2024. In the U.S., call 1.866.813.9403. In Canada, call 1.226.828.7578. In other international locations, call +1.929.458.6194.
•Conference replay number: 157874.
•Webcast replay will be available for one year using the above link.

About Owens Corning

Owens Corning is a residential and commercial building products leader committed to building a sustainable future through material innovation. Our four integrated businesses – Roofing, Insulation, Doors, and Composites – provide durable, sustainable, energy-efficient solutions that leverage our unique material science, manufacturing, and market knowledge to help our customers win and grow. We are global in scope, human in scale with more than 25,000 employees in 31 countries dedicated to generating value for our customers and shareholders and making a difference in the communities where we work and live. Founded in 1938 and based in Toledo, Ohio, USA, Owens Corning posted 2023 sales of $9.7 billion. For more information, visit www.owenscorning.com.

Use of Non-GAAP Measures

Owens Corning uses non-GAAP measures in its earnings press release that are intended to supplement investors' understanding of the company's financial information. These non-GAAP measures include EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, adjusted earnings, adjusted diluted earnings per share attributable to Owens Corning common stockholders ("adjusted EPS"), adjusted pre-tax earnings, free cash flow, free cash flow conversion and net debt-to-adjusted EBITDA. When used to report historical financial information, reconciliations of these non-GAAP measures to the corresponding GAAP measures are included in the financial tables of this press release. Specifically, see Table 2 for EBIT, adjusted EBIT, EBITDA, and adjusted EBITDA, Table 3 for adjusted earnings and adjusted EPS, and Table 8 for free cash flow and free cash flow conversion (annually).

For purposes of internal review of Owens Corning's year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not representative of ongoing operations. The non-GAAP financial measures resulting from these adjustments (including adjusted EBIT, adjusted EBITDA, adjusted earnings, adjusted EPS, and adjusted pre-tax earnings) are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Management believes that these adjustments result in a measure that provides a useful representation of its operational performance; however, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with GAAP.

Free cash flow is a non-GAAP liquidity measure used by investors, financial analysts and management to help evaluate the company's ability to generate cash to pursue opportunities that enhance shareholder value. The company defines free cash flow as net cash flow provided by operating activities, less cash paid for property, plant and equipment. Free cash flow is not a measure of residual cash flow available for discretionary expenditures due to the company's mandatory debt service requirements. Free cash flow conversion is a non-GAAP liquidity measure used to measure the company’s efficiency in turning profits into free cash flow from its core operations. The company defines free cash flow conversion as free cash flow divided by adjusted earnings. Free cash flow and free cash flow conversion is used internally by the company for various purposes, including reporting results of operations to the Board of Directors of the company and analysis of performance.

Management believes that these measures provide a useful representation of our operational performance and liquidity; however, the measures should not be considered in isolation or as a substitute for net cash flow provided by operating activities or net earnings attributable to Owens Corning as prepared in accordance with GAAP.

When the company provides forward-looking expectations for non-GAAP measures, the most comparable GAAP measures and a reconciliation between the non-GAAP expectations and the corresponding GAAP measures are generally not available without unreasonable effort due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP measures in future periods. The variability in timing and amount of adjusting items could have significant and unpredictable effect on our future GAAP results.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These risks, uncertainties and other factors include, without limitation: levels of residential and commercial or industrial construction activity; demand for our products; industry and economic conditions including, but not limited to, supply chain disruptions, recessionary conditions, inflationary pressures, interest rate and financial markets volatility, and the viability of banks and other financial institutions; availability and cost of energy and raw materials; levels of global industrial production; competitive and pricing factors; relationships with key customers and customer concentration in certain areas; issues related to acquisitions, divestitures and joint ventures or expansions; climate change, weather conditions and storm activity; legislation and related regulations or interpretations, in the United States or elsewhere; domestic and international economic and political conditions, policies or other governmental actions, as well as war and civil disturbance; changes to tariff, trade or investment policies or laws; uninsured losses, including those from natural disasters, catastrophes, pandemics, theft or sabotage; environmental, product-related or other legal and regulatory liabilities, proceedings or actions; research and development activities and intellectual property protection; issues involving implementation and protection of information technology systems; foreign exchange and commodity price fluctuations; our level of indebtedness; our liquidity and the availability and cost of credit; our ability to achieve expected synergies, cost reductions and/or productivity improvements, including our ability to achieve the strategic and other objectives relating to the acquisition of Masonite International Corporation ("Masonite"); the level of fixed costs required to run our business; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees and labor disputes or shortages; our ability to successfully integrate the Masonite acquisition; our ability to achieve the objectives relating to the strategic review of our glass reinforcements business; defined benefit plan funding obligations; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of November 6, 2024, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

Media Inquiries:	Investor Inquiries:
Megan James	Amber Wohlfarth
419.348.0768	419.248.5639

Owens Corning Company News / Owens Corning Investor Relations News

Table 1
Owens Corning and Subsidiaries
Consolidated Statements of Earnings
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
NET SALES	$3,046	$2,479	$8,135	$7,373
COST OF SALES	2,138	1,752	5,680	5,305
Gross margin	908	727	2,455	2,068
OPERATING EXPENSES
Marketing and administrative expenses	279	201	740	612
Science and technology expenses	36	29	101	85
Gain on sale of site	—	—	—	(189)
Other expense, net	84	35	245	77
Total operating expenses	399	265	1,086	585
OPERATING INCOME	509	462	1,369	1,483
Non-operating income	—	(1)	(1)	(1)
EARNINGS BEFORE INTEREST AND TAXES	509	463	1,370	1,484
Interest expense, net	70	17	151	62
EARNINGS BEFORE TAXES	439	446	1,219	1,422
Income tax expense	120	110	318	361
Equity in net earnings of affiliates	2	1	4	2
NET EARNINGS	321	337	905	1,063
Net loss attributable to non-redeemable and redeemable noncontrolling interests	—	—	—	(2)
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$321	$337	$905	$1,065
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$3.69	$3.74	$10.38	$11.75
Diluted	$3.65	$3.71	$10.28	$11.64
WEIGHTED AVERAGE COMMON SHARES
Basic	87.0	90.0	87.2	90.6
Diluted	87.9	90.9	88.0	91.5

Table 2
Owens Corning and Subsidiaries
EBIT Reconciliation Schedules
(unaudited)

Adjusting income (expense) items to EBIT are shown in the table below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Restructuring costs	$(1)	$(41)	$(62)	$(106)
Gain on sale of Santa Clara, California site	—	—	—	189
Gains on sale of certain precious metals	19	—	19	2
Impairment of venture investment	(13)	—	(13)	—
Paroc marine recall	(1)	(14)	(8)	(14)
Strategic review-related charges	(16)	—	(33)	—
Acquisition-related transaction costs	(2)	—	(49)	—
Acquisition-related integration costs	(53)	—	(74)	—
Recognition of acquisition inventory fair value step-up	(6)	—	(18)	—
Total adjusting items	$(73)	$(55)	$(238)	$71

The reconciliation from Net earnings attributable to Owens Corning to EBIT and Adjusted EBIT, and the reconciliation from EBIT to EBITDA and adjusted EBITDA are shown in the table below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$321	$337	$905	$1,065
Net loss attributable to non-redeemable and redeemable noncontrolling interests	—	—	—	(2)
NET EARNINGS	321	337	905	1,063
Equity in net earnings of affiliates	2	1	4	2
Income tax expense	120	110	318	361
EARNINGS BEFORE TAXES	439	446	1,219	1,422
Interest expense, net	70	17	151	62
EARNINGS BEFORE INTEREST AND TAXES	509	463	1,370	1,484
Less: Adjusting items from above	(73)	(55)	(238)	71
ADJUSTED EBIT	$582	$518	$1,608	$1,413
Net sales	$3,046	$2,479	$8,135	$7,373
ADJUSTED EBIT as a % of Net sales	19%	21%	20%	19%

EARNINGS BEFORE INTEREST AND TAXES	$509	$463	$1,370	$1,484
Depreciation and amortization	185	160	483	446
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION	694	623	1,853	1,930
Less: Adjusting items from above	(73)	(55)	(238)	71
Accelerated depreciation and amortization included in restructuring and integration	(1)	(34)	(18)	(64)
ADJUSTED EBITDA	$766	$644	$2,073	$1,795
Net sales	$3,046	$2,479	$8,135	$7,373
ADJUSTED EBITDA as a % of Net sales	25%	26%	25%	24%

Table 3
Owens Corning and Subsidiaries
EPS Reconciliation Schedules
(unaudited)
(in millions, except per share data)
A reconciliation from Net earnings attributable to Owens Corning to adjusted earnings and a reconciliation from diluted earnings per share to adjusted diluted earnings per share are shown in the tables below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
RECONCILIATION TO ADJUSTED EARNINGS
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$321	$337	$905	$1,065
Adjustment to remove adjusting items and other adjustments(a)	73	55	254	(71)
Adjustment to remove tax (benefit)expense on adjusting items and other adjustments (b)	(10)	(11)	(41)	24
Adjustment to tax (benefit) expense to reflect pro forma tax rate (c)	1	(1)	(9)	7
ADJUSTED EARNINGS	$385	$380	$1,109	$1,025

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$3.65	$3.71	$10.28	$11.64
Adjustment to remove adjusting items (a)	0.83	0.61	2.89	(0.78)
Adjustment to remove tax (benefit) expense on adjusting items (b)	(0.11)	(0.12)	(0.47)	0.26
Adjustment to tax (benefit) expense to reflect pro forma tax rate (c)	0.01	(0.02)	(0.10)	0.08
ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$4.38	$4.18	$12.60	$11.20

RECONCILIATION TO DILUTED SHARES OUTSTANDING
Weighted-average number of shares outstanding used for basic earnings per share	87.0	90.0	87.2	90.6
Non-vested restricted stock units and performance share units	0.9	0.9	0.8	0.9
Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings per share	87.9	90.9	88.0	91.5

(a)
Please refer to Table 2 "EBIT Reconciliation Schedules" for additional information on adjusting items. Adjusting items shown here also include financing fees of $16 million relative to the term loan amortized to interest expense, net for the nine months ended September 30, 2024.

(b)	The tax impact of adjusting items is based on our expected tax accounting treatment and rate for the jurisdiction of each adjusting item.
(c)	To compute adjusted earnings, we apply a full year pro forma effective tax rate to each quarter presented. For 2024, we have used a full year pro forma effective tax rate of 25%, which is the mid-point of our 2024 effective tax rate guidance of 24% to 26%. For comparability, in 2023, we have used an effective tax rate of 24%, which was our 2023 effective tax rate, excluding the adjusting items referenced in (a) and (b).

Table 4
Owens Corning and Subsidiaries
Consolidated Balance Sheets
(unaudited)
(in millions, except per share data)

ASSETS	September 30, 2024	December 31, 2023
CURRENT ASSETS
Cash and cash equivalents	$499	$1,615
Receivables, less allowance of $4 at September 30, 2024 and $11 at December 31, 2023	1,577	987
Inventories	1,596	1,198
Other current assets	191	117
Total current assets	3,863	3,917
Property, plant and equipment, net	4,593	3,841
Operating lease right-of-use assets	473	222
Goodwill	2,867	1,392
Intangible assets, net	2,771	1,528
Deferred income taxes	32	24
Other non-current assets	455	313
TOTAL ASSETS	$15,054	$11,237
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,401	$1,216
Current operating lease liabilities	88	62
Long-term debt - current portion	437	431
Other current liabilities	756	615
Total current liabilities	2,682	2,324
Long-term debt, net of current portion	5,028	2,615
Pension plan liability	69	69
Other employee benefits liability	109	112
Non-current operating lease liabilities	404	165
Deferred income taxes	733	427
Other liabilities	356	315
Total liabilities	9,381	6,027
Redeemable noncontrolling interest	—	25
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	4,204	4,166
Accumulated earnings	5,541	4,794
Accumulated other comprehensive deficit	(531)	(503)
Cost of common stock in treasury (c)	(3,592)	(3,292)
Total Owens Corning stockholders’ equity	5,623	5,166
Noncontrolling interests	50	19
Total equity	5,673	5,185
TOTAL LIABILITIES AND EQUITY	$15,054	$11,237

(a)10 shares authorized; none issued or outstanding at September 30, 2024, and December 31, 2023
(b)400 shares authorized; 135.5 issued and 85.8 outstanding at September 30, 2024; 135.5 issued and 87.2 outstanding at December 31, 2023
(c)49.7 shares at September 30, 2024, and 48.3 shares at December 31, 2023

Table 5
Owens Corning and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Nine Months Ended September 30,
	2024	2023
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES
Net earnings	$905	$1,063
Adjustments to reconcile net earnings to cash from operating activities:
Depreciation and amortization	483	446
Deferred income taxes	(55)	40
Stock-based compensation expense	74	38
Gains on sale of certain precious metals	(19)	(2)
Gain on sale of site	—	(189)
Other adjustments to reconcile net earnings to cash from operating activities	(8)	23
Changes in operating assets and liabilities	(147)	(384)
Pension fund contribution	(4)	(4)
Payments for other employee benefits liabilities	(8)	(8)
Other	(5)	(2)
Net cash flow provided by operating activities	1,216	1,021
NET CASH FLOW USED FOR INVESTING ACTIVITIES
Cash paid for property, plant, and equipment	(450)	(390)
Proceeds from the sale of assets or affiliates	114	189
Investment in subsidiaries and affiliates, net of cash acquired	(2,857)	(6)
Other	—	(12)
Net cash flow used for investing activities	(3,193)	(219)
NET CASH FLOW PROVIDED BY (USED FOR) FINANCING ACTIVITIES
Proceeds from long-term debt	1,968	—
Payments on long-term debt	(473)	—
Proceeds from senior revolving credit and receivables securitization facilities	560	—
Payments on senior revolving credit and receivables securitization facilities	(560)	—
Proceeds from term loan borrowing	2,784	—
Payments on term loan borrowing	(2,800)	—
Dividends paid	(156)	(142)
Purchases of treasury stock	(388)	(419)
Finance lease payments	(29)	(24)
Other	(5)	—
Net cash flow provided by (used for) financing activities	901	(585)
Effect of exchange rate changes on cash	(28)	8
Net (decrease) increase in cash, cash equivalents, and restricted cash	(1,104)	225
Cash, cash equivalents and restricted cash at beginning of period	1,623	1,107
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$519	$1,332

Table 6
Owens Corning and Subsidiaries
Segment Information
(unaudited)

Roofing
The table below provides a summary of net sales, EBIT, depreciation and amortization expense and EBITDA for the Roofing segment (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$1,078	$1,084	$3,140	$3,102
% change from prior year	-1%	8%	1%	8%
EBIT	$359	$343	$1,018	$890
EBIT as a % of net sales	33%	32%	32%	29%
Depreciation and amortization expense	$16	$16	$46	$48
EBITDA	$375	$359	$1,064	$938
EBITDA as a % of net sales	35%	33%	34%	30%

Insulation
The table below provides a summary of net sales, EBIT, depreciation and amortization expense and EBITDA for the Insulation segment (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$946	$913	$2,766	$2,737
% change from prior year	4%	-5%	1%	-1%
EBIT	$183	$150	$527	$469
EBIT as a % of net sales	19%	16%	19%	17%
Depreciation and amortization expense	$52	$51	$154	$159
EBITDA	$235	$201	$681	$628
EBITDA as a % of net sales	25%	22%	25%	23%
Doors
The table below provides a summary of net sales, EBIT, depreciation and amortization expense and EBITDA for the Doors segment (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$573	$—	$884	$—
% change from prior year	N/A	N/A	N/A	N/A
EBIT	$36	$—	$70	$—
EBIT as a % of net sales	6%	N/A	8%	N/A
Depreciation and amortization expense	$53	$—	$80	$—
EBITDA	$89	$—	$150	$—
EBITDA as a % of net sales	16%	—%	17%	—%

Table 6 (continued)
Owens Corning and Subsidiaries
Segment Information
(unaudited)

Composites
The table below provides a summary of net sales, EBIT, depreciation and amortization expense and EBITDA for the Composites segment (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$534	$567	$1,603	$1,772
% change from prior year	-6%	-11%	-10%	-14%
EBIT	$61	$80	$168	$216
EBIT as a % of net sales	11%	14%	10%	12%
Depreciation and amortization expense	$46	$43	$135	$130
EBITDA	$107	$123	$303	$346
EBITDA as a % of net sales	20%	22%	19%	20%

Table 7
Owens Corning and Subsidiaries
Corporate, Other and Eliminations
(unaudited)

Corporate, Other and Eliminations
The table below provides a summary of EBIT and depreciation and amortization expense for the Corporate, Other and Eliminations category (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Restructuring costs	$(1)	$(41)	$(62)	$(106)
Gain on sale of Santa Clara, California site	—	—	—	189
Gains on sale of certain precious metals	19	—	19	2
Paroc marine recall	(1)	(14)	(8)	(14)
Strategic review-related charges	(16)	—	(33)	—
Acquisition-related transaction costs	(2)	—	(49)	—
Acquisition-related integration costs	(53)	—	(74)	—
Impairment of venture investment	(13)	—	(13)	—
Recognition of acquisition inventory fair value step-up	(6)	—	(18)	—
General corporate expense and other	(57)	(55)	(175)	(162)
EBIT	$(130)	$(110)	$(413)	$(91)
Depreciation and amortization	$18	$50	$68	$109

Table 8
Owens Corning and Subsidiaries
Free Cash Flow Reconciliation Schedule
(unaudited)

The reconciliation from net cash flow provided by (used for) operating activities to free cash flow is shown in the table below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$699	$691	$1,216	$1,021
Less: Cash paid for property, plant and equipment	(141)	(110)	(450)	(390)
FREE CASH FLOW	$558	$581	$766	$631